Exhibit 99.1

TARGET ACQUISITIONS I, INC.
Chunshugou Luanzhuang Village, Zhuolu County
 Zhangjiakou, Hebei Province
 People’s Republic of China 075600

January 20, 2012

Mr. Jianhua Zhang
Mr. Shuangjun Sun
Haixin Huaxin Mining Co., Ltd
Haixing, Heibei Province
People’s Republic of China

Gentlemen:

The purpose of this letter is to set forth certain understandings between Target Acquisitions I, Inc., a Delaware corporation, or its assigns (the “Purchaser”), and you, Mr. Jianhua Zhang and Mr. Shuangjun Sun  (collectively, the “Primary Sellers”), and  Haixin Huaxin Mining Co., Ltd. (the “Company”), with respect to the purchase of all of the outstanding shares of common stock of the Company (the “Shares”) by the Purchaser from you and all of the other shareholders of the Company (collectively, with the Primary Sellers, the “Sellers”) on the terms and conditions set forth below.

1.           The Purchaser will cause its indirectly owned Chinese subsidiary, Zhangjiakou TongDa Mining Technologies Service Co., Ltd.  (“China Tongda”) to acquire all of the Shares (the “Purchase”) pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) to be entered into between the Purchaser and the Sellers.  The precise structure of the transaction will be subject to review by the Purchaser’s and the Company’s US and Chinese counsel.

2.           In consideration for the Shares, the Purchaser will deliver to the Sellers, in proportion to the number of Shares held by each Seller, such number of shares of its common stock and cash as shall be set forth in the Purchase Agreement.  The number of shares of the Purchaser to be delivered to the Sellers shall be subject to adjustment to reflect the financial status of the Company as more fully set forth in the Purchase Agreement.   The shares of common stock of Purchaser to be issued to the Sellers will be issued in a private transaction pursuant to an exemption from the Securities Act of 1933, as amended, and may not be resold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.           The obligation of the Purchaser to consummate the Purchase shall be subject to the fulfillment of the following conditions:

(a)           The completion, to the Purchaser’s satisfaction, of Purchaser’s “due diligence” examinations of the Company’s business.

(b)            The execution and delivery of a definitive Stock Purchase Agreement that shall be in form and substance reasonably satisfactory to Purchaser, the Primary Seller, and their respective counsel.

(c)           The delivery by the Company of such financial statements and records as are necessary for the Purchaser to satisfy its reporting obligations under the Securities Exchange Act of 1934.

4.           The Purchaser and the Primary Sellers shall use their reasonable efforts to conclude negotiations and execute and deliver the Stock Purchase Agreement no later than February 10, 2012.  The Stock Purchase Agreement shall contain customary representations and warranties, covenants, closing conditions and indemnities by the Sellers.  Upon execution of the Stock Purchase Agreement, the Purchaser and the Primary Sellers will use their reasonable best efforts to close the Purchase no later than February 23, 2012, subject to any waiting periods required by applicable laws, rules, or regulations.

5.           In connection with the proposed Purchase, the Company and the Primary Sellers shall afford Purchaser and its representatives full and complete access to all books, records, contracts, facilities and personnel of the Company, so that Purchaser may conduct its due diligence investigation of the Company.  The Primary Sellers agree to provide access to any information in their or the Company’s possession or within their or the Company’s control which contains information generated by or on behalf of them or the Company relative to the financial, operational and/or regulatory condition (present, past or prospective) of the Company.

6.           Each of the Company, the Primary Sellers and the Purchaser agree that materials disclosed to the other party hereunder to evaluate various aspects of the Purchase may contain proprietary confidential information and trade secrets, and that the disclosure and unauthorized use of such information could cause irreparable injury.  The parties agree that all such information and materials shall be used and disclosed only to the limited extent necessary for the parties hereto (and their professional advisors) to evaluate the Purchase as described herein.  All extracts, digests and copies of such information shall be maintained under strict control by the recipients.  Upon termination of the negotiations by the parties, no party (or advisor to such party) shall make any further use of such information and materials, and all material previously obtained (together with all copies, abstracts, digests and analyses thereof) shall be returned to the party providing such information.

7.           To induce Purchaser to commence activities necessary to complete the transactions contemplated hereby, which will involve substantial legal, accounting and other expenses, the Company and the Primary Sellers agree that for a period of forty-five days after the date hereof, neither the Primary Sellers nor any of the Company’s officers, employees, principals or agents shall solicit, discuss, negotiate, accept or approve any offer from anyone other than the Purchaser relating to the acquisition of the capital stock or assets of Company.

8.           Each party hereto shall be responsible for the payment of its own expenses (including, without limitation, the fees of its counsel, accountants and financial advisors), regardless of whether the transactions contemplated by this letter are consummated.

9.           This letter of intent shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

If the foregoing correctly states the general understanding that has been reached between us, please so indicate by signing in the space provided and returning one of the enclosed letters to us.

Sincerely, TARGET ACQUISITIONS I, INC.

By:	/s/ Changkui Zhu
Changkui Zhu
Chief Executive Officer

ACCEPTED AND AGREED: HAIXIN HUAXIN MINING CO., LTD	/s/ Jianhua Zhang
Mr. Jianhua Zhang, Individually

/s/ Jiazhen Liu
Jiazhen Liu Chief Executive Office
/s/ Shuangjun Sun
Mr. Shuangjun Sun, Individually